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                                                                    EXHIBIT 4.1






                              November 6, 1996


Universal Standard Medical
  Laboratories, Inc.
26500 Northwestern Highway
Southfield,  MI  48037

Attn:     Alan S. Ker, Chief Financial Officer

     RE:  Second Waiver of Loan Agreement Covenants

Dear Mr. Ker:

     This Second Waiver of Loan Agreement Covenants ("Second Waiver") modifies and amends the Universal Standard Medical Laboratories, Inc. ("Borrower") Loan (as said term is defined in a certain letter agreement dated August 6, 1996) (the "First Waiver"), effective upon Borrower's execution and return to Michigan National Bank (the "Bank") of this Second Waiver agreement. All defined terms used in this Second Waiver shall have the meaning provided in the Loan Agreement, as amended through the August 8, 1996 date of the First Waiver.

     I.  Waiver Agreement.   Until December 31, 1996 only, Bank hereby waives
         the Loan Agreement requirement that Borrower maintain a Cash Flow Coverage Ratio as of September 30, 1996, of 1.25 to 1.

    II. Amendment of First Waiver. The Bank also agrees to : (A) extend until December 15, 1996, the September 30, 1996 deadline date set forth in Paragraph 3. on Page 2 of the First Waiver agreement for Borrower to provide Bank with the consolidating management projections therein described, and (B) delete that "August 15, 1996" date set forth in Paragraph 6. on Page 2 of the First Waiver agreement, replacing said deleted date with the sooner to occur of November 30, 1996 or as soon as operationally possible,".





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   III.  Waiver Fee.  In consideration of the Bank's above agreements, Borrower agrees to pay Bank a $5,000.00 waiver fee upon execution of this Second Waiver Agreement.

    IV. Scope of Second Waiver Agreement. Except as specifically set forth in this Second Waiver agreement, each and all of the terms, provisions and agreements made by Borrower in the Loan Agreement, as heretofore amended, shall remain in full force and effect, unchanged and unmodified in any way by this Second Waiver agreement.

                                                   Sincerely yours,

                                                   Eric L. Johnson

                                                   Eric L. Johnson
                                                   Special Asset Officer


                                   ACCEPTANCE

     The terms and provisions of the above Second Waiver agreement are hereby acknowledged and agreed to.

UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

By:          Alan S. Ker
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Its:          CFO
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Dated:     November 7, 1996